April 2, 2019

Stanislav Pak
President and Chief Executive Officer
TEMIR CORP.
54 Fruktovaya Street
Bishkek, Kyrgyzstan 720027

       Re: TEMIR CORP.
           Form 10-K for Fiscal Year Ended August 31, 2018
           Filed October 22, 2018
           Amendment No. 2 to Form 10-K for Fiscal Year Ended August 31, 2018 Filed March 29, 2019
           File No. 333-213996

Dear Mr. Pak:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Transportation and Leisure